Exhibit 10.49

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between QRS Corporation (together with its officers, directors employees, representatives, agents, attorneys, investors, shareholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, the “Company”), and Fred L. Ruffin (together with his heirs, executors, representatives and assigns, “Employee”).

WHEREAS, Employee has been employed by the Company;

WHEREAS, the Employee’s employment with the Company will terminate on the date set forth herein;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the “Parties”) hereby agree as follows:

1. Termination. The Company and Employee acknowledge and agree that Employee’s separation from the Company is effective September 30, 2003 (the “Termination Date”).

2. Consideration. In consideration for Employee’s release of claims set forth below and other obligations under this Agreement, the Company and Employee agree as follows:

(a)	The Company will pay Employee Severance Pay in the amount of six (6) months of Employee’s targeted annual cash compensation totaling $150,000.00 less applicable withholdings. The Severance Payment will be payable in three (3) equal installments of $50,000.00 as follows: The first installment will be payable within fifteen (15) days of the Effective Date of this Agreement; the second installment will be payable on January 1, 2004; the third installment will be payable on April 1, 2004.

(b)	Should Employee elect to continue group health benefits coverage under COBRA, the Company will pay for the first six (6) months of Employee’s COBRA coverage costs.

(c)	In addition, should employee elect to continue group health benefits coverage under COBRA beyond the first six (6) months, the Company will pay for an additional six (6) months of Employee’s COBRA coverage costs (for a total of twelve (12) months).

Employee acknowledges and agrees that but for his execution of this Agreement, he would not otherwise be entitled to the benefits described in Paragraph 2(c) above.

3. Stock Option. Employee acknowledges and agrees that any unvested stock options and/or restricted stock presently issued and outstanding to him will cease to vest on the Termination Date. Employee agrees that he shall have no further rights to any shares which remain unvested as of the Termination Date.

4. No Other Payments Due. Employee acknowledges and agrees that he has received all salary, accrued vacation, bonuses, or other such sums due to Employee other than amounts to be paid and benefits provided pursuant to Paragraph 2 of this Agreement. In light of the payment by the Company of all wages due, or to become due to the Employee, the Parties further acknowledge and agree that California Labor Code section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

5. Employee Release of Claims. Employee hereby fully and forever releases the Company from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

(a)	any and all claims relating to or arising from Employee’s recruitment and employment relationship with the Company, and the termination of that relationship;

(b)	any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company;

(c)	any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; unfair business practices; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage and defamation;

(d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act;

(e)	any and all claims arising out of wage and hour and compensation laws;

(f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)	any and all claims for attorney’s fees and costs.

Employee agrees that the release set forth in the section shall be and will remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement nor does it abrogate any rights of Employee pursuant to California Labor Code section 2802.

6. Waiver of Unknown or Future Claims. Employee represents that he is not aware of any claim other than the claims that are released by this Agreement. Employee acknowledges that he is familiar with the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERlALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of such code section, agrees to waive any rights he may have thereunder, as well as under any other state or federal statute or common law principles of similar effect.

7. Confidentiality. Employee agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Employee agrees to take every reasonable precaution to prevent disclosure of any Separation Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Separation Information. Employee agrees to take precaution to disclose Separation Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Separation Information.

8. Non Disparagement. Employee agrees to refrain from any defamation, libel or slander, or tortious interference with the contracts and relationships of the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

9. Nondisclosure of Confidential and Proprietary Information; Nonsolicitation. Employee agrees that he shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the agreement regarding confidential and proprietary information and ownership of inventions (the “Confidentiality Agreement”) between the Company and Employee. Employee agrees that at all times hereafter, in accordance with the terms of the Confidentiality Agreement and applicable state and federal law, Employee shall not divulge, furnish or make available to any party any confidential information, trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee further agrees that for a 12-month period commencing on the Termination Date, he will not solicit, recruit, or induce any employee of QRS Corporation to terminate or alter his employment or consulting relationship with the Company. Employee further acknowledges and agrees that he has returned or will have returned all the Company’s property and confidential and proprietary information in his possession to the Company as of the Termination Date.

10. Breach of this Agreement. Employee acknowledges that breach of the confidential and proprietary information provision contained in Paragraph 9 of this Agreement would cause the Company to sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any other remedies which the Company may have for any breach of this Agreement or otherwise, including termination of the Company’s obligations to provide benefits to Employee as described in Paragraph 2 of this Agreement, the Company shall be entitled to obtain equitable relief including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement.

11. Non-Admission of Liability. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing by the Company nor any admission of Company liability.

12. No Filing of Claims. Employee represents and warrants that he does not presently have on file, and further represents and warrants that he will not hereafter file, any claims, charges, grievances or complaints against the Company in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company occurring prior to the date of this Agreement, except that Employee is not precluded from filing any charge with the EEOC or OPEH.

13. Authority; Ownership. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Employee represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Employee further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which he may have against the Company. Employee warrants and represents that there are no liens or claims of lieu or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

14. No Representations. Each Party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party which are not specifically set forth in this Agreement.

15. Costs. The Company and Employee shall each bear their own costs, attorneys’ fees and other fees incurred in connection with this Agreement.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17. Arbitration. The Company and Employee shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in San Francisco before the American Arbitration Association under its National Employment Dispute Resolution Rules, by an arbitrator or judge to be mutually agreed upon. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and Employee each further agree that the prevailing party in any such proceeding shall be awarded reasonable attorneys’ fees and costs. The Company and Employee each hereby waive any rights they may have to trial by jury in regard to claims arising out of this Agreement or the enforcement of this Agreement.

18. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company other than the Confidentiality Agreement described above in Paragraph 9.

19. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company.

20. Governing Law. This Agreement shall be governed by the laws of the State of California without reference to its conflict of laws provisions.

21. Acknowledgement of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and its amendments, including the Older Worker Benefits Protection Act (“ADEA”), and that this waiver and release is knowing and voluntary. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has up to twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement to revoke the Agreement (the “Revocation Period”); and (d) this Agreement shall not be effective until the Revocation Period has expired (the “Effective Date”). Notice of revocation shall be made in writing by delivery to the Vice President, Finance of the Company within the seven-day period provided for herein.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23. Assignment. This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

24. Voluntary Execution of Agreement. Employee agrees that he is executing this Agreement voluntarily and without any duress or undue influence, with the full intent of releasing all claims. Employee acknowledges that:

(a)	He has read this Agreement;

(b)	He has been advised by this writing to consult with legal counsel of his own choice or has voluntarily declined to seek such counsel;

(c)	He understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	He is fully aware of the legal and binding effect of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

FRED L. RUFFIN

/s/ Fred L. Ruffin

QRS CORPORATION

By:	/s/ Jaime Villagomez
Name: Jaime Villagomez
Title: V.P. Finance